Exhibit 99.1

NEWS RELEASE	October 7, 2005

For more information, contact:
Kirk Whorf, Executive Vice President and Chief Financial Officer kwhorf@northstatebank.com 919-645-2707
Larry D. Barbour, President and Chief Executive Officer
919-645-2703

NORTH STATE BANCORP ANNOUNCES

20% STOCK SPLIT

20% stock split represents the fifth split since North State Bank opened in 2000.

Raleigh, NC… North State Bank President and CEO Larry D. Barbour has announced that at its regular meeting on October 6, 2005, the board of directors of North State Bancorp [OTC-BB: NSBC], the holding company for North State Bank, voted to issue a 20% stock split. Additional shares created by the split will be distributed on October 31, 2005 to shareholders of record as of October 17, 2005, who will receive 12 shares for every 10 shares owned..

“As we continue to build North State Bank into a high performing bank, we are mindful of the people who have shown their confidence in us by investing in our company,” said Barbour. “It is a pleasure to offer these additional shares to shareholders as a reminder of our appreciation for their trust.”

Founded in 2000, North State Bank is a full service community bank, currently serving Wake County through five offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC, with plans to open a full service office there in the summer of 2006.

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www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.